                                                                     EXHIBIT 4.3



May 29, 1997


Thomas Group, Inc.
5215 North O'Connor Blvd.
Suite 2500
Irving, Texas  75039
Attention:       Philip R. Thomas
                 Chairman and CEO


Gentlemen:

         1. The purpose of this letter (the "Agreement") is to set forth the terms of the engagement by Thomas Group. Inc. ("Thomas Group" or the "Company") of Stonegate Securities, Inc. ("Stonegate") to serve as its financial advisor and to furnish Investment Banking services to Thomas Group with respect to:

                 (a) assisting the Company in locating prospective clients for the Company's newly created emerging growth division;

                 (b) rendering financial advice and services preparatory to the possible sale of equity interests in the Company, including introducing Thomas Group to Investment Banking firms in order to identify potential Investment Bankers for Thomas Group's acquisition strategy or capital needs, as the case may be;

                 (c) evaluating potential acquisitions by the Company with respect to other consulting or software companies; and

                 (d) evaluating strategic alternatives available to the Company, including evaluating the capital structure of the Company.

Thomas Group, Inc.
May 29, 1997
Page 2


         2. The Company represents that all information provided to Stonegate in connection with the services to be performed under this Agreement will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (the "Information"). The Company agrees to advise Stonegate immediately of the occurrence of any event or any other change known to the Company that results in any of the Information containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         3. If, in the course of such services, Stonegate advises the Company in connection with any financial transaction or any sale, merger or acquisition, Stonegate shall be separately compensated for such services pursuant to a separate agreement and will receive fees that are customary for any such transaction. The Company recognizes that Stonegate has followed, and may continue to follow the Company's stock and, from time to time, Stonegate may issue research reports concerning the Company and its stock. It is understood between the Company and Stonegate that such reports are not issued on behalf, or with the authorization, of the Company and Stonegate shall have sole responsibility for their content. Neither the Company, nor its officers, directors, employees or affiliates, shall have any responsibility for any information contained in such reports or other information disseminated by Stonegate concerning the Company, regardless of whether or not the Company reviews or comments upon such reports or information.

         4. The term of Stonegate's engagement shall be for the twenty-four-month period from the date of this Agreement (the ?Initial Term?) and may be extended beyond the Initial Term by mutual written consent. Notwithstanding the foregoing, the Company may terminate this Agreement with or without cause at any time upon delivery to Stonegate of written notice thereof, except for the provisions set forth in paragraphs 2, 6 and 7, which provisions shall survive the termination of this Agreement.

         5. For providing financial advisory and investment banking services, the Company agrees to grant Stonegate warrants (the ?Warrants?) to purchase an aggregate of 50,000 shares of the Company?s common stock at an exercise price of $11.25 per share. Twenty five thousand (25,000) of the Warrants shall vest immediately upon execution of this Agreement and shall be immediately exercisable and 25,000 of the Warrants shall, at the sole discretion of the Company's management with respect to Stonegate's performance of the items discussed in paragraph 1 (a) through (d) above, vest on the first anniversary of the date of this Agreement and shall become immediately exercisable. It is understood that the second 25,000 Warrants

Thomas Group, Inc.
May 29, 1997
Page 3

shall vest immediately on the first anniversary of the date of this Agreement unless the Company notifies Stonegate in writing to the contrary. Any and all Warrants issued under the terms of this Agreement shall be issued to the following entities and in the following sharing ratio: 75% of the Warrants shall be issued to SRG & Associates, Ltd. and 25% of the Warrants shall be issued to Lyon Securities, Inc. All vested Warrants shall be exercisable in accordance with their terms regardless of any termination of this Agreement. Vested Warrants shall be exercisable for five years from the date of vesting. The agreement evidencing the Warrants shall contain customary terms and conditions, including, without limitation, anti-dilution provisions. In addition, the Company shall grant Stonegate customary ?piggy-back? registration rights with respect to the shares of common stock underlying the Warrants.

         6. If in connection with any services or matters that are the subject of or arise out of this Agreement or Stonegate's engagement hereunder, Stonegate becomes involved (whether or not as a name party) in any action, claim or legal proceeding (including any governmental inquiry or investigation and including, but not limited to, actions, claims or legal proceedings arising out of or based upon any breach by the Company of any agreement or representation or warranty of the Company contained herein, or any untrue statement or alleged untrue statement of a material fact by the Company in any release or communication to an offeree of the securities or an omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein, not misleading), the Company agrees, to the extent permitted by applicable law, to indemnify and hold Stonegate harmless against any losses, claims, damages or liabilities, joint or several, as they are incurred, to which Stonegate may become subject in connection therewith, provided that Stonegate promptly notifies the Company of any such action, claim or legal proceeding and provides the Company with an opportunity to defend against or settle such matter with counsel of its choice, and provided further that the Company shall not be liable under the indemnity provisions hereof in respect of any loss, claim, damage or liability pertaining to this engagement to the extent that such loss, claim, damage or liability resulted from Stonegate's negligence, bad faith, willful misconduct or violation of any law, rule or regulation. The foregoing agreements shall apply to any modification of Stonegate's engagement, and shall remain in full force and effect following the completion or termination of Stonegate's engagement and the sale of any securities and shall be in addition to any rights that Stonegate may have at common law or otherwise. The foregoing agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person, if any, who may be deemed to control Stonegate and to each of Stonegate's and each such person's respective affiliates, directors, officers, employees and agents.

Thomas Group, Inc.
May 29, 1997
Page 4


         7. Stonegate agrees to indemnify and hold the Company, each person, if any, who may be deemed to control the Company and to each of the Company's and each such person's respective affiliates, directors, officers, employees and agents harmless against any losses, claims, damages, joint or several, that resulted from Stonegate's gross negligence, bad faith, willful misconduct or violation of any law, rule or regulation or breach of this Agreement.

         8. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Texas and all obligations shall be performed in Dallas County, Texas.

         If the foregoing is in accordance with your understanding of the terms of our engagement, please confirm your agreement by signing and returning the enclosed copy of this Agreement to the undersigned effective as of the date first above written.

                                                   Very truly yours,


                                                   STONEGATE SECURITIES, INC.



                                                   By:
                                                      --------------------------
                                                      E.B. Lyon III, President

Confirmed and agreed to:

THOMAS GROUP, INC.



By:
   ---------------------------------
   Philip R. Thomas
   Chairman and
   Chief Executive Officer